Exhibit 8.1

21 Platform Way South, Suite 3500

Nashville, TN 37203

(615) 742-6200

March 3, 2025

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Re:	Offering of 6.650% Fixed-Rate Reset Subordinated Debentures due 2055

Ladies and Gentlemen:

We have acted as counsel to Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), in connection with the Company’s offering of $700,000,000 aggregate principal amount of 6.650% Fixed-Rate Reset Subordinated Debentures due 2055 (the “Notes”), pursuant to the Company’s automatic shelf Registration Statement on Form S-3 (File Nos. 333-270548, 333-270548-01 and 333-270548-02) (the “Registration Statement”) filed by the Company, RGA Capital Trust III, a Delaware statutory trust, and RGA Capital Trust IV, a Delaware statutory trust, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 15, 2023, including a base prospectus dated March 15, 2023, as supplemented by a preliminary prospectus supplement dated February 25, 2025, and a final prospectus supplement dated February 26, 2025 (collectively, the “Prospectus”).

We hereby confirm to you our opinion as set forth under the heading “Material U.S. federal income tax consequences” in the Prospectus, subject to the limitations, qualifications and assumptions set forth therein and herein.

In rendering our opinion set forth above, we have considered (i) the applicable provisions of the Internal Revenue Code of 1986, as amended and as in effect on the date hereof (the “Code”), and our interpretation of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service (the “IRS”) of the Code and the Regulations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect), and such other authorities as we have considered relevant. Our opinion is limited to the matters specifically addressed herein, and no other opinion is implied or may be inferred. The opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (y) in applicable law or (z) that would cause any statement, representations or assumption herein to be no longer true or correct.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement through a Current Report on Form 8-K. We also hereby consent to the reference to our firm under the caption “Material U.S. federal income tax consequences” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

bassberry.com

Reinsurance Group of America, Incorporated

March 3, 2025

Very truly yours,

/s/ Bass, Berry & Sims PLC